Calculation of Filing Fee Tables
S-8
UMH PROPERTIES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, to be purchased pursuant to the UMH Properties, Inc. 401(k) Plan	Other	500,000	$ 18.95	$ 9,475,000.00	0.0001531	$ 1,450.62
Total Offering Amounts:						$ 9,475,000.00		$ 1,450.62
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,450.62
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of Common Stock of UMH Properties, Inc. (the "Registrant") as may become available for issuance pursuant to the UMH Properties, Inc. 401(k) Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock. (2) The price per share, which is estimated using the average of the high and low sale prices per share of the Common Stock as reported on the New York Stock Exchange on October 25, 2024 (which date is within five business days prior to filing this Registration Statement) is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) under the Securities Act.